Petrol Oil and Gas to Announce Second Quarter Results on Tuesday, August 8th

Thursday August 3, 9:12 am ET

Company to Hold Conference Call to Discuss Results and 2006 Outlook at 4:30 p.m. Eastern Time

OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 3, 2006--Petrol Oil and Gas, Inc. (OTCBB:POIG - News), an independent energy exploration and development company with properties in Kansas and Missouri, announced today that it will release its second quarter results for the period ended June 30, 2006 on Tuesday, August 8th after the market closes.

The Company will hold a conference call later that day at 4:30 p.m. Eastern time to discuss the results and outlook for 2006. Interested participants should call (877) 803-5726 for domestic access or (706) 679-6112 for international access. Please reference Conference I.D. Number 4048723.

There will be a replay available commencing two hours after the completion of the call which will be available for 30 days. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 4048723. The call will also be webcast and will be available on the Company's web site at www.petroloilandgas.com for 30 days.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of oil and natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG."

Forward-Looking Statement: The statements in this press release regarding the Petrol-Neodesha Project, the number of new and completed wells in this area, new well success rates, Petrol-Neodesha operations, the Coal Creek Project, the amount of gas production being derived from the wells, amount of gas hedged, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, actual amount of gas production at the Petrol-Neodesha Project, the continued production of gas at historical rates, the actual de-watering delay and anticipated ongoing delays at Coal Creek Project, sufficient additional funding to complete the Coal Creek Project, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, Petrol's continued maintenance of its properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300 x225